Exhibit 10.1
SEVENTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT
This SEVENTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this 19th day of February, 2010 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant”).
RECITALS
A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004, as amended by letter agreement of even date, letter agreement dated October 4, 2005, Second Amendment to Lease and Development Agreement dated October 28, 2005 (the “Second Amendment”), Third Amendment to Lease and Development Agreement dated August 11, 2006 (the “Third Amendment”), Fourth Amendment to Lease and Development Agreement dated January 18, 2007 (the “Fourth Amendment”), and as further amended by Fifth Amendment to Lease and Development Agreement dated March 30, 2007 (the “Fifth Amendment”), and as further amended by Sixth Amendment to Lease and Development Agreement dated November 26, 2007 (the “Sixth Amendment”) (collectively, the “Lease and Development Agreement”) which governs among other things the development of the Property.
B. The Landlord and Tenant desire to amend the Lease and Development Agreement to (a) reduce the minimum number of required slots, (b) establish the Commencement Date and the provisions on the payment of rent, (c) further address the use by Landlord of the Park Property, (d) address the rights of Tenant and Landlord to use the roads on the Property and Park Property, and (e) make certain other changes to the Lease and Development Agreement.
C. Capitalized terms used herein and not otherwise defined, or redefined as the case may be, shall have the meanings ascribed to them in the Lease and Development Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:
A. Section 3(a) is amended and restated as follows:
“Commencement Date and Project Opening. The term of this Lease (the “Term”) shall be deemed to have commenced on May 1, 2009 (the “Commencement Date”). For purposes hereof, Commencement Date shall mean May 1, 2009. The Term shall expire on the 99th anniversary of the day prior to the Commencement Date. “Project Opening” shall mean March 4, 2010.”
B. Section 3(c) is hereby deleted in its entirety.
C. The introductory paragraph of Section 4 and Exhibit C entitled “Essential Elements” are each amended to reflect that the number of required electronic gaming devices shall be “not less than 2000”.

D. The first sentence of Section 4(g) is amended and restated as follows:
“Tenant shall proceed in accordance with the applicable Work Schedule with reasonable diligence to obtain all construction permits and to commence and complete the Applicable Work in accordance with the applicable Plans.”
E. Section 4(h) is amended as follows:
1. The words “Project Opening” shall be substituted for the words “Commencement Date” in the first sentence.
2. The following words shall be added to the end of the last sentence: “or for such other use as shall be proposed by Landlord and concurred to by Tenant which concurrence shall not be unreasonably withheld.”
F. Section 4(i) is amended by substituting the words “Project Opening” for the words “Commencement Date” in the first sentence.
G. Section 4(m) is hereby amended and restated as follows:
“Composite Lease. Within thirty (30) days after the Commencement Date, Tenant shall provide Landlord, for convenience of reference only, with a composite version of the Lease and its seven amendments, with page inserts at appropriate places incorporating all amended provisions, keyed to the Lease provisions so amended, together with all new provisions included in the subsequent seven Lease amendments.”
H. Section 4(v) entitled “NIMA Payments” is renumbered 4(w).
I. The following new section shall be added to the end of Section 4:
“(x) Park Property. Landlord shall consult with Tenant and obtain Tenant’s concurrence regarding any proposed change in use to any portion of the Park Property prior to making any such change or allowing any such change to be made, and the parties agree to cooperate in good faith to enable other uses not reasonably likely to be detrimental to the attractiveness of or businesses then being conducted on the Property. Based on the foregoing criteria, Tenant’s consent to Landlord’s proposed change in use shall not be unreasonably withheld, conditioned or delayed. In satisfaction of Landlord’s obligations under Section 2(b) of the Lease to cooperate fully with Tenant in connection with Tenant’s designation of easements affecting the Park Property and to not unreasonably withhold its approval with respect to such matters, Landlord agrees to provide to Tenant an Access Easement (whose term shall be coterminous with the Term of this Lease and all renewals and extensions thereof, or perpetual in the event of a sale or transfer of title to the Property to Grantee) across the Park Property from Hoffmeister Road to the Property and the Park Property in substantially the form attached hereto as Exhibit A. In addition, Tenant shall execute and deliver to the Highway Department a maintenance agreement satisfactory to the Highway Department relating to the roads on the Property and Park Property. Conversely, Tenant grants permission to the Landlord to use the Tenant’s private roadway from the location where the Project Roadway is no longer a public road through the Property to Landlord’s Park Property for the use of the public for access purposes only to the Park Property provided that such use does not interfere with the use by the Tenant, its guests, licensees, agents, and employees of the Property. Landlord covenants that it will not place, or allow to be placed, any signs on the Park Property for offsite businesses that compete with the businesses on the Property. Landlord agrees to record against any portion of the Park Property to be sold by Landlord, prior to such sale, a declaration setting forth the material covenants of this Section which are to be complied with by the landowner and any tenant on the property sold, and their successors and assigns, for so long as this Lease shall remain in effect.”
J. Section 5 of the Lease is amended and restated in its entirety as follows:
5. Rent.
“(a) Prepaid Rent and Annual Rent. Tenant shall pay to Landlord, without setoff or deduction, by corporate or cashiers check or by wire transfer as directed by Landlord in immediately available U.S. funds, as annual rent (“Annual Rent”), (i) from and after the Commencement Date, and continuing until the expiration of the Term, Minimum Rent (as defined in subsection (b) of this Section 5), and (ii) from and after April 1, 2010, and continuing until the expiration of the Term, the greater of (A) 2.5% of annual Adjusted Gross Receipts (“AGR”) (“Percentage Rent”) or (B) applicable Minimum Rent.
(b) Minimum Rent. As used in this Lease, the term “Minimum Rent” shall mean (i) for the period from the Commencement Date to and including the date of Project Opening, Two Million Five Hundred Thousand Dollars ($2,500,000), and (ii) from and after the date of Project Opening, and continuing until the expiration of the Term, $4 million annually, payable in twelve (12) equal monthly installments of $333,333.33, beginning on April 10, 2010 and on the tenth (10th) day of each month thereafter, to and including the last month of the Term. Tenant has previously paid to Landlord the sum of $2,500,000 for the Prepaid Rent, the First Deposit and the Second Deposit (collectively, “Prepaid Rent”) which Prepaid Rent was to be credited in full against the payment by Tenant of the Minimum Rent during the first year following Project Opening. In consideration of the previous amendments to this Lease, Landlord and Tenant agree that the Prepaid Rent shall be the total Minimum Rent payable by Tenant for the period from the Commencement Date to March 31, 2010. If the Tenant shall owe Minimum Rent to the Landlord for a partial month under the terms of this Lease, the payment thereof shall be made prorata on the basis of the number of actual days due and owing.
(c) AGR. “AGR” shall mean the annual gross receipts from licensed gambling games and devices less (i) winnings paid to wagerers for the same period, and (ii) amounts required to be paid during the same period to the owners of participation games (not affiliated with Tenant) such as Wheel of Fortune, provided such games cannot be purchased by Tenant at a commercially reasonable price.

(d) Payment of Percentage Rent. Commencing on the 45th day following the end of the 2010 calendar year, and thereafter on the 45th day following the end of each calendar year during the remainder of the Term, Tenant shall pay to Landlord an amount equal to 2.5% of AGR for such prior calendar year, less the total monthly payments of Minimum Rent made for such year, or, with respect to AGR for 2010, less Minimum Rent for the period April 1-December 31, 2010. Tenant shall report AGR to Landlord on a yearly basis in accordance with the provisions of Section 13.
(e) School Funding. Within thirty (30) days after Tenant pays its real and personal property taxes for 2011, and continuing for each calendar year thereafter during the Term of this Agreement (each, a “Tax Year”), but no later than January 31st of the following year, Landlord and Tenant shall determine the amount of real and personal property taxes that Tenant paid for the prior Tax Year, commencing with the 2011 Tax Year, for the benefit of the Hancock Place School District (the “Hancock District”) by applying the school district tax rate to the assessed value of the On-Site Project and all property thereon subject to personal property taxes (“Annual Hancock District Tax Revenue”). If the Annual Hancock District Tax Revenue is less than $4,300,000, then no later than March 31st of each calendar year after the previous Tax Year, Tenant shall pay Landlord, as Additional Rent, an amount which equals $4,300,000 less the Annual Hancock District Tax Revenue. Tenant shall have no obligation to make additional payments to Landlord under this Section 5(e) for any particular Tax Year if the Annual Hancock Tax Revenue for such Tax Year is equal to or greater than $4,300,000. If the Hancock District is consolidated with one or more school districts or is eliminated or otherwise ceases to function as a school district or as a taxing jurisdiction, and the real and/or personal property taxes paid by taxpayers for the benefit of the Hancock District (or its consolidated, reconfigured or replacement district as provided in this sentence) are reduced, the $4,300,000 amount by which Tenant’s payment obligation is determined shall be reduced accordingly. Tenant shall not receive credit against the above-described obligation for any taxes levied by taxing authorities that do not finance the Hancock District (or its consolidated, reconfigured or replacement district as provided in the preceding sentence) such as, by way of example only, the Special School District or the Community College District.” To the fullest extent permitted by law, the Landlord shall indemnify and hold harmless the Tenant from and against any claims against the Tenant, including interest, penalties and litigation expenses, from third parties, relating to the use by the Landlord of the rent paid by Tenant in accordance with Section 5(e) (“School Funding Damages”). In the event that the Landlord is unable under Missouri law to indemnify the Tenant for any School Funding Damages, Tenant may offset the amount of the School Funding Damages first against Tenant’s obligations under this Section 5(e) and second, against Tenant’s Annual Rent obligation, until such amount is paid. Tenant shall cooperate fully with Landlord, at no out-of-pocket cost to Tenant, in connection with Landlord’s defense of any claim against Tenant and/or Landlord relating to this Section 5(e).

K. Within 10 days of the date of this Amendment, the Landlord shall grant to Pinnacle, an exclusive easement (whose term shall be coterminous with the Term of this Lease and all renewals and extensions thereof, or perpetual in the event of a sale or transfer of title to the Property to Grantee) for a sign and two monument markers on the NIMA Property in substantially the form attached hereto as Exhibit B in satisfaction of Section 2(e) of the Second Amendment.
L. Except as modified and amended by this Amendment, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.
M. If there is a conflict between the Lease and Development Agreement and this Seventh Amendment, the Seventh Amendment shall control.
N. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD:
ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman

	Name:	Dennis G. Coleman
	Title:	Executive Director

TENANT: PINNACLE ENTERTAINMENT, INC.
By:	/s/ Carlos Ruisanchez
	Name:	Carlos Ruisanchez
	Title:	Executive Vice President, Strategic Planning and Development

EXHIBIT A
EASEMENT FOR ACCESS
THIS EASEMENT is made and entered into as of the       day of                     , 2010 (“Effective Date”), by ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri having an office at 121 S. Meramac, Clayton, Missouri 63105 (“Grantor”), for the benefit of PINNACLE ENTERTAINMENT, INC., a Delaware corporation having an office at 3800 Howard Hughes Highway, Suite 3800, Las Vegas, NV 89169, and its successors and assigns (“Grantee”).
RECITALS OF FACT
Grantor is the fee simple owner of certain real property situated in St. Louis, County, Missouri, legally described on Exhibit “A” attached hereto (the “Leased Property”), which is being leased to Grantee pursuant to the terms of a 99 year Lease and Development Agreement dated as of August 24, 2004, as amended (the “Lease Agreement”);
Grantor also is the fee simple owner of property situated in St. Louis County, Missouri, legally described on Exhibit “B” which is attached hereto(the “Park Property”) which is adjacent to the Leased Property;
Grantor desires to assure that Grantee shall have access across the Park Property to Hoffmeister Road, a St. Louis County public road, at all times during the term of the Lease Agreement.
EASEMENT
NOW, THEREFORE, in consideration of the sum of Ten and no/100 Dollars, the receipt and sufficiency of which is hereby acknowledged by Grantor, and for other good and valuable consideration, Grantor hereby grants, remises, covenants and agrees as follows:
(A) Grant of Easement. Grantor hereby grants, bargains, and quitclaims to Grantee and other occupants of the Leased Property, their successors and assigns, an easement to construct and maintain an access road through and across the paved drives now existing on the Park Property (the “Easement”). Notwithstanding the foregoing, Grantor reserves unto itself, its successors and assign, the right to modify any paved drive so long as the drive continues to provide dual access to the Leased Property.
(B) Limitations on Use. The owners and occupants of the Properties, their successors and assigns, shall use the Easement only for the purposes stated herein and for no other purposes without the prior consent of Grantor, its successors and assigns.

(C) Duration and Termination. This Easement Agreement shall continue in duration until the first to occur of a termination entered into in writing by both the Grantee and the Grantor, or the termination of the Lease (other than as a result of a sale or transfer of title to the Property to Grantee).
(D) Continuing Covenants. The provisions of the Easement shall be continuing as a covenant running with the land and shall be binding upon and inure to the benefit of the lessees of the Leased Property and their respective successors in title; subject to the provisions of section 3.
(E) Governing Law. This Easement Agreement shall be construed and governed in accordance with the laws of the State of Missouri.
(F) Representations and Warranties. Grantor certifies it has the power and authority to execute and deliver this Agreement.
IN WITNESS WHEREOF, the parties hereto, intending to be fully and absolutely bound hereby, have executed this Easement Agreement as of the day and year first above written.

Grantor:
PORT AUTHORITY OF ST. LOUIS COUNTY

By:

Name:
Title:

STATE OF MISSOURI	)
) ss.
COUNTY OF ST. LOUIS	)
On this            day of                     , 2010, before me personally appeared                                          , to me personally known, who being by me duly sworn did say that (s)he is the                                          of the Port Authority of St. Louis County, that said instrument was signed and delivered in behalf of said Port Authority of St. Louis County, and acknowledged to me that (s)he executed the same as the free act and deed of the Port Authority of St. Louis County.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

Notary Public in and for said County and State

(Type, print or stamp name below signature)
My Commission Expires:

Exhibit A
Legal Description of the Leased Property
Lot 1 of River City Casino Subdivision as reflected in Plat Book 357, at pages 445-447 recorded with the St. Louis County, Missouri recorder of deeds on November 19, 2009 as instrument number 2009111900633.

Exhibit B
Legal Description of the Park Property
Lot 2 of River City Casino Subdivision as reflected in Plat Book 357, at pages 445-447 recorded with the St. Louis County, Missouri recorder of deeds on November 19, 2009 as instrument number 2009111900633.

EXHIBIT B
EASEMENT AGREEMENT
THIS EASEMENT AGREEMENT is made and entered into as of the  _____  day of February, 2010, by and between ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (“Grantor”), and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Grantee”).
Recitals of Fact
A. Grantor and Grantee are parties to a Lease and Development Agreement dated August 12, 2004, as amended (the “Lease”) which provides, inter alia, for Grantee to develop a casino and mixed-use facility as more fully described in the Lease (the “Project”) on property owned by the Grantor, legally described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Casino Property”).
B. The Project includes the construction by the Grantee of an access road to the Project (“Project Roadway”) which crosses certain real property owned by Grantor situated partially in the City of St. Louis, Missouri and partially in St. Louis County, Missouri, legally described on Exhibit “B” attached hereto and incorporated herein by this reference (the “Grantor’s Property”).
C. In satisfaction of its obligations under the Lease, Grantor desires to grant to Grantee and Grantee desires to receive from Grantor an easement for the benefit of Grantee, on that portion of Grantor’s Property, legally described on Exhibit “C” attached hereto and incorporated herein by this reference (the “Sign Easement Tract”) for a sign advertising and providing directions to the Project as provided in the Second Amendment to Lease and Development Agreement dated October 28, 2005 between Grantor and Grantee and for two monument markers identifying the entrance to the Casino Property, a drawing of which is attached hereto.
D. Grantor desires to grant to Grantee and Grantee desires to receive from Grantor an easement for the benefit of Grantee, on Grantor’s Property for utility lines for such signage.
Agreement
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in consideration of the payment to Grantor by Grantee of the sum of Ten and no/100 Dollars, the receipt and sufficiency of which is hereby acknowledged by Grantor, and for other good and valuable consideration, Grantor and Grantee hereby grant, covenant and agree as follows:
1. Representation and Warranty. Grantor hereby represents and warrants that it has full right and authority to convey the easement rights which this Easement Agreement purports to convey upon the terms stated in this Easement Agreement.

2. Grant of Easements.
(a) Grantor hereby grants, bargains, sells and conveys to Grantee, its successors and assigns, and its agents, servants, employees, independent contractors and representatives, an easement over, across, under and through the Sign Easement Tract for the right, but not the obligation, of constructing, erecting, installing, anchoring, reconstructing, maintaining, renewing and replacing directional and advertising signage for the Project, including a pylon sign and a welcome arch which may span the Project Roadway and two monument markers identifying the entrance to the Casino Property (“Sign”), including the installation and use of utility lines to service the Sign, including in the Sign Easement Tract and the Grantor’s Property (collectively, the “Improvements”).
(b) Grantor hereby grants, bargains, sells and conveys to Grantee, its successors and assigns, and its agents, servants, employees, independent contractors and representatives, an easement over, across, under and through the Grantor’s Property for the use, installation and maintenance of utility lines to service the Sign together with the right of ingress and egress to the Sign Easement Tract for the purposes described in 2(a) above and Grantor agrees not to disturb the same.
3. Construction of Improvements. Grantee agrees that at the sole cost and expense of the Grantee, Grantee may erect, construct, install, anchor and lay the Improvements. The plans and/or specifications for such construction shall be subject to the prior approval of Grantor. The construction and installation of the Improvements shall be in strict accordance with the plans and specifications approved by Grantor, and within the time periods reasonably specified by Grantor and subject to all laws.
4. Covenant of Grantor. Grantor covenants that (a) it will allow no improvement or natural condition of Grantor’s Parcel to obscure Grantee’s Sign from adjacent streets, (b) it will not place, or allow to be placed, any signs in the Grantor’s Property or the Sign Easement Tract other than those belonging to Grantee; (c) it will not permanently remove any electrical lines serving the Sign Easement Tract running over, under, through or across Grantor’s Property to the Sign Easement Tract to which Grantee has connected wires.
5. Duration of Easement. The Easements shall be in effect for such time as Grantee operates the Project on the Casino Property.
6. Damage to Property. Grantor and Grantee acknowledge and agree that any and all damage to the property of Grantor which is caused by the construction and installation of the Improvements, shall be repaired at the sole cost and expense of and by the Grantee.
7. Maintenance and Repair. Grantee shall be responsible for all maintenance and repair of the Improvements, and all insurance of the Improvements. Grantor shall have no responsibility or liability for any such matters whatsoever.
8. Successors and Assigns. This Easement Agreement shall be binding upon the parties hereto, their employees, contractors, tenants, licensees, agents and invitees, and shall inure to the benefit of their successors and assigns, including without limitation future owner(s) of all or any portion of the Grantor Property and the Casino Property.

9. Miscellaneous. This Agreement shall be governed by the laws of the State of Missouri. The captions of the paragraphs of this Agreement are inserted for convenience only and shall not be used in the interpretation hereof. If any provisions hereof are found unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be enforceable to the extent unaffected.
IN WITNESS WHEREOF, the parties hereto, intending to be fully and absolutely bound hereby, have executed this Easement Agreement as of the day and year first above written.

Grantor:	ST. LOUIS COUNTY PORT AUTHORITY

By:
		Name:	Dennis G. Coleman
		Title:	Executive Director

ATTEST:

Name:
Title:

Grantee:	PINNACLE ENTERTAINMENT, INC.,
Delaware corporation

By:

Name:
Title:

STATE OF MISSOURI	)
) ss.
COUNTY OF ST. LOUIS	)
On this              day of                       , 2010, before me, appeared Dennis G. Coleman to me personally known, who being by me duly sworn, did say that he is the Executive Director of St. Louis County Port Authority, and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the St. Louis County Port Authority.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal on the day and year last above written.

Notary Public in and for said County and State

Print Notary’s Name

My Commission Expires:

STATE OF MISSOURI	)
) ss.
COUNTY OF ST. LOUIS	)
On this  _____  day of                     , 2010, before me, appeared                                          to me personally known, who being by me duly sworn, did say that he is the                      [vice president] of Pinnacle Entertainment, Inc., a Delaware corporation and that the said instrument was signed on behalf of said corporation by authority of its board of directors, and said                                         , acknowledged said instrument to be the free act and deed of said corporation.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal on the day and year last above written.

Notary Public in and for said County and State

Print Notary’s Name

My Commission Expires:

Exhibit “A”
Lot 1 of River City Casino Subdivision as reflected in Plat Book 357, at pages 445-447 recorded with the St. Louis County, Missouri recorder of deeds on November 19, 2009 as instrument number 2009111900633.

Exhibit “B”
Legal Description of Grantor’s Property
Beginning at the point of intersection of the eastern line of Broadway, 60 feet wide, with a line 20 feet south of the southern line of the River Des Peres Drainage Works, 280 feet wide, thence South 41 degrees 10 3/4 minutes West along the eastern line of Broadway 759.50 feet, thence South 31 degrees 55 1/2 minutes East 1506.38 feet, thence South 03 degrees 21 1/2 minutes East 189.96 feet to a point in the center line of former Van Buren Street, thence North 33 degrees 21 minutes East along said center line of former Van Buren Street 151.45 feet to an angle point, thence continuing along said center line of former Van Buren Street and its northern prolongation, North 49 degrees 13 minutes East 980 feet more or less to the center line of the former River Des Peres as established by Featherson in 1876, thence following said center line of the former River Des Peres in a northeastwardly direction 325 feet more or less to its intersection with a line 20 feet south of the southern line of the River des Peres Drainage Works 280 feet wide, thence North 50 degrees 00 1/2 minutes West along a line 20 feet south of the southern line of said River Des Peres Drainage Works 1890 feet more or less to the point of beginning and containing 39.13 acres.

Exhibit “C”
Legal Description of Sign Easement Tract